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                                                                    EXHIBIT 3.41

                          CERTIFICATE OF INCORPORATION
                                       OF
                        EXTENDICARE HEALTH NETWORK, INC.


                  FIRST: The name of the Corporation is Extendicare Health Network, Inc.

                  SECOND: The address of the registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Two Thousand (2,000); all of such shares shall be without par value.

                  FIFTH: The name and mailing address of the incorporator is Phillip M. Cohen, 1714 West Bruce Street, Milwaukee, Wisconsin 53204.

                  SIXTH: The corporation is to have perpetual existence.

                  SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.